Latin America Equity Fund, Inc.




CSAM




10f-3 Report




For the Period October 31, 1999 through December 31, 1999














Fund  Offering             Date       Broker           Price

LAQ   Terra Networks       11/16/99   Goldman Sachs    13.00





Shares     %of Assets      % of Offering      Syndicate Member

10,000       0.13%              0.04%         CS First Boston